Exhibit (a)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated October 25, 2011, and the related Letter of Transmittal and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. Purchaser (as defined below) may, in its discretion, take such action as it deems necessary to make the Offer to holders of Shares in any such jurisdiction. In those jurisdictions where applicable laws require that the Offer be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

SOUTHWALL TECHNOLOGIES INC.

at

$13.60 Net Per Share

by

BACKBONE ACQUISITION SUB, INC.

a wholly-owned subsidiary of

SOLUTIA INC.

Backbone Acquisition Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly-owned subsidiary of Solutia Inc., a Delaware corporation (“Parent”), is offering to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Southwall Technologies Inc., a Delaware corporation (the “Company”), at a price of $13.60 per Share, net to the seller thereof in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 25, 2011 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). Tendering stockholders who have Shares registered in their names and who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult with such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THE NIGHT OF TUESDAY, NOVEMBER 22, 2011, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of October 6, 2011, by and among Parent, Purchaser and the Company (the “Merger Agreement”), pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, and each issued and outstanding Share (other than Shares owned by Parent, Purchaser, any other subsidiary of Parent, any subsidiary of the Company or in the treasury of the Company, or by any stockholder of the Company who is entitled to exercise and properly exercises appraisal rights under Delaware law) will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive an amount in cash equal to the per Share price paid pursuant to the Offer, without interest and less any applicable withholding taxes. As a result of the Merger, the Company will cease to be a publicly traded company and will become wholly-owned by Parent. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is conditioned upon, among other things, the satisfaction or waiver of a number of conditions set forth in the Offer to Purchase, including (i) there shall have been validly tendered in accordance with the terms and conditions of the Offer and not properly withdrawn prior to the expiration of the Offer a number of Shares which, together with any Shares owned by Parent and Purchaser, represent at least a majority of the sum of (a) the number of Shares then issued and outstanding plus (b) all Shares that the Company may be required to issue on or prior to the closing of the Merger as a result of the vesting, conversion or exercise of Company options and other derivative securities, including warrants, options (other than the Top-Up Option (as defined below)), convertible or exchangeable securities or other rights to acquire Shares (including any shares of preferred stock of the Company remaining outstanding) (the “Minimum Condition”), (ii) the required approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other comparable applicable foreign antitrust laws, shall have been obtained, waived or made, as applicable, and the respective waiting periods required in connection with such laws shall have expired or been terminated, (iii) a Company Material Adverse Effect (as defined in the Merger Agreement) shall not have occurred, (iv) a material destruction of or damage to the Company’s manufacturing facility in Dresden, Germany shall not have occurred, (v) a Company Adverse Recommendation Change or other Triggering Event (each as defined in the Merger Agreement) shall not have occurred and (vi) the Merger Agreement shall not have been terminated. The Offer is not subject to a financing condition.

The purpose of the Offer is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Purchaser intends to effect the Merger.

The board of directors of the Company has unanimously (i) determined that it is fair and advisable for Parent to acquire the Company on the terms and subject to the conditions set forth in the Merger Agreement, (ii) approved and declared advisable the Merger, (iii) authorized, adopted and approved the Merger Agreement and approved the execution, delivery and performance of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions set forth in the Merger Agreement, and (iv) recommended that the holders of Shares accept the Offer, tender their Shares into the Offer and, to the extent required by applicable law, approve the Merger and adopt the Merger Agreement.

The Company has granted to Parent and Purchaser an irrevocable option (the “Top-Up Option”) to purchase from the Company up to the number of newly-issued Shares equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise of the Top-Up Option, constitutes one share more than 90% of the sum of (a) the number of Shares outstanding immediately after the issuance of all Shares subject to the Top-Up Option plus (b) all Shares which the Company may be required to issue on or prior to the closing of the Merger as a result of the vesting, conversion or exercise of Company options and other derivative securities, including warrants, options, convertible or exchangeable securities or other rights to acquire Shares (including any shares of preferred stock of the Company remaining outstanding), or (ii) the aggregate number of Shares that the Company is authorized to issue under the Company’s certificate of incorporation but that are not issued and outstanding (and are not subscribed for or committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option is exercisable only after the initial acceptance for payment of Shares by Purchaser pursuant to the Offer.

Upon the terms and subject to the conditions set forth in the Merger Agreement, in the event that, following consummation of the Offer, any subsequent offering period or the exercise of the Top-Up Option, Purchaser holds at least 90% of the outstanding Shares and otherwise holds at least 90% of all other classes of capital stock of the Company that would be entitled to vote on the adoption of the Merger Agreement, each of Parent, Purchaser and the Company will, subject to the satisfaction or waiver of the conditions to the Merger set forth in the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as a short-form merger under Section 253 of the General Corporation Law of the State of Delaware, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) and The Nasdaq Stock Market (“Nasdaq”), Purchaser reserves the right to waive or otherwise modify or amend any of the terms and conditions of the Offer; provided that the Minimum Condition may only be waived with the prior written consent of the Company. The Merger Agreement provides that Purchaser may, in its discretion, extend the Offer for successive periods of up to 20 business days each if, at any scheduled expiration date, any of the conditions of the Offer is not satisfied or has not been waived by Parent or Purchaser. The Merger Agreement also provides that Purchaser will, at the request of the Company, extend the Offer for successive periods of up to 20 business days each if, at any scheduled expiration date, any of the conditions of the Offer (other than the condition related to the Company’s performance of its obligations under the Merger Agreement) is not satisfied or has not been waived by Parent or Purchaser; provided, that Purchaser will not be required to extend the Offer for more than an aggregate of an additional 20 business days unless, upon the expiration of such 20th business day, each of the conditions of the Offer (other than the condition related to the receipt of the required antitrust approvals) is satisfied or has been waived by Parent or Purchaser, in which case Purchaser will be required to extend the Offer for an additional 20 business days. “Purchaser has agreed that it will extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or its staff or Nasdaq applicable to the Offer.” Purchaser is not required to extend the Offer beyond February 15, 2012, and may terminate the Merger Agreement on that date, unless the condition of the Offer relating to the receipt of the required antitrust approvals has not been satisfied or waived at such time, in which case Purchaser will not be required to extend the Offer beyond April 30, 2012.

Pursuant to Rule 14d-11 of the General Rules and Regulations under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Purchaser may elect to provide a subsequent offering period of between three and 20 business days following Purchaser’s acceptance of Shares tendered in the Offer. No withdrawal rights apply to Shares tendered in a subsequent offering period, and no withdrawal rights apply during a subsequent offering period with respect to Shares previously tendered in the Offer and accepted for payment.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 AM, New York City time, on the next business day after the previously scheduled expiration of the Offer.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, Purchaser will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for purposes of transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in payment for Shares.

In all cases, Purchaser will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) a Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time on or before the expiration of the Offer. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after December 24, 2011, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. For a withdrawal of Shares to be effective, the Depositary must receive at one of its addresses set forth on the back cover of the Offer to Purchase a written notice of withdrawal before the Offer has expired or the Shares have been accepted for payment. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures. If certificates representing the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the record owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates. Purchaser will determine, in its reasonable discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and such determination will be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent (listed below) or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in the Offer to Purchase at any time prior to the expiration of the Offer.

The Company has provided to Purchaser its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash as payment for the Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. For a more detailed description of certain U.S. federal income tax consequences of the Offer and the Merger, see the Offer to Purchase. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash in the Offer or exchanging their Shares for cash pursuant to the Merger under any federal, state, foreign or other tax laws.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at Purchaser’s expense. Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary and the

Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll-Free: (800) 487-4870

Email: tender@dfking.com

October 25, 2011